Exhibit 99.1

FOR IMMEDIATE RELEASE

Parke Bancorp, Inc. Appoints Entrepreneur Michael L. Regina to Board of Directors

WASHINGTON TOWNSHIP, N.J. — September 24, 2026 — Parke Bancorp, Inc. (NASDAQ: PKBK), the holding company for Parke Bank, today announced the appointment of prominent South Jersey and South Carolina entrepreneur Michael L. Regina to its Board of Directors.

Regina brings more than two decades of business leadership, entrepreneurship, and commercial real estate development experience to the board. He is the co-founder and principal of Big Sky Enterprises, a commercial real estate development, design-build, and finance firm founded in 2003 based in South Jersey. Big Sky Enterprises manages and oversees real estate projects, project financing, and construction across commercial, medical, educational, and community sectors.

In addition to his success with Big Sky Enterprises, Regina co-founded the Charleston, South Carolina based company Global Post Auditing Solutions in 2016, which specializes in auditing, cost recovery, and financial technology logistics.

"To say I'm excited would be an understatement," said Regina upon learning of his appointment. "I'm eager to roll up my sleeves and help bring forward the vision that was cast 27 years ago when the bank was founded."

Daniel J. Dalton, Chairman of the Board, echoed that enthusiasm, by saying “we are thrilled to welcome Michael Regina to the Board of Directors. His extensive experience in commercial real estate development, finance, and operational management—combined with his deep roots in the communities we serve—will bring valuable perspective to the board.”

Regina’s leadership in business and community development has previously earned him recognition as one of South Jersey’s leading young business executives.

About Parke Bancorp, Inc. and Parke Bank

Parke Bancorp, Inc. is the bank holding company for Parke Bank, a full-service commercial bank headquartered in Washington Township, New Jersey. Parke Bank provides a comprehensive range of financial services to individuals, small-to-medium-sized businesses, and commercial real estate developers through multiple branch locations across Southern New Jersey, the Philadelphia metropolitan region and the Greater Charleston, South Carolina metropolitan region. Parke Bancorp’s common stock is traded on the NASDAQ Capital Market under the symbol "PKBK."

Media Contact:

Investor Relations / Corporate Communications

Parke Bancorp, Inc.

601 Delsea Drive

Washington Township, NJ 08080

Phone: (856) 256-2500

Website: www.parkebank.com